Amendment No. 1 to the pricing supplements listed in the table beginning on page A-1	Registration Statement Nos. 333-236659 and 333-236659-01 Dated June 2, 2020 Rule 424(b)(3)
JPMorgan Chase & Co.	JPMorgan Chase Financial Company LLC

This Amendment No. 1 to the pricing supplements listed in the table beginning on page A-1 (each, a “pricing supplement”), related to certain notes issued by JPMorgan Chase Financial Company LLC and fully and unconditionally guaranteed by JPMorgan Chase & Co., amends and replaces each reference to “rates_repurchase@jpmorgan.com” in each pricing supplement with “rates.repurchase@jpmorgan.com.” Accordingly, any repurchase notice under the notes should be delivered to JPMorgan Chase Financial Company LLC via email at rates.repurchase@jpmorgan.com on and after the date of this Amendment No. 1.

None of the other terms of the notes are affected by this Amendment No. 1.

Investing in the notes involves a number of risks.  See “Risk Factors” in the relevant product supplement and “Selected Risk Considerations” in the relevant pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this Amendment No. 1 or any relevant pricing supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

June 2, 2020

Pricing Supplement (Title of Notes)	Date of Pricing Supplement	CUSIP
Fixed to Floating Rate Notes Linked to 3-Month USD LIBOR due October 29, 2046	October 25, 2016	46646EX23
Fixed to Floating Rate Notes Linked to 3-Month USD LIBOR due December 17, 2046	December 12, 2016	46646QFF7
Floating Rate Notes Linked to 3-Month USD LIBOR due May 20, 2052	May 15, 2017	46647MJZ7
Floating Rate Notes Linked to 3-Month USD LIBOR due July 25, 2037	July 20, 2017	46647MMF7
Floating Rate Notes Linked to 3-Month USD LIBOR due November 3, 2037	October 31, 2017	46647MPH0
Floating Rate Notes Linked to 3-Month USD LIBOR due December 20, 2052	December 15, 2017	46647MPR8
Floating Rate Notes Linked to 3-Month USD LIBOR due November 13, 2058	November 8, 2018	48130UPL3
Floating Rate Notes Linked to 3-Month USD LIBOR due February 7, 2059	February 4, 2019	48130UQE8

A-1